Exhibit 7.9

The following are Pro Forma financials for Revolution Desserts, LLC (“Revolution”). Yuengling’s Ice Cream Corporation has signed a binding Letter of Intent (“LOI”) to acquire Revolution. The time frames for the financial reports are for the 12 months ending December 31, 2021. The following financials are Preliminary, Unaudited and Company-Prepared by Revolution Desserts, LLC.

REVOLUTION DESSERTS LLC

STATEMENT OF OPERATIONS (UNAUDITED)

For the Year Ended
December 31, 2021

Revenue	$796,078

Promotions/Discounts	104,285

Net Revenue	691,793

Cost of Goods Sold	447,937
Gross Margin	243,856

Operating Expenses:
General & Admin Expenses	229,378
Total Operating Expenses	229,378

Profit (Loss) from Operations	$14,478

Disclosure: Financials are Preliminary, Unaudited and Company-Prepared by Revolution Desserts, LLC

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REVOLUTION DESSERTS, LLC.

BALANCE SHEET (UNAUDITED)

December 31, 2021
ASSETS

Current Assets:
Cash	$6,200
Accounts Receivable	77,300
Inventory	137,200
Total Current Assets	220,700

Other Assets:
Property and Equipment	12,869
Recipes/R&D	25,500
Total Other Assets	38,369

Total Assets	$259,069

LIABILITIES AND STOCKHOLDERS’ EQUITY/DEFICIT

Current Liabilities:
Accounts Payable	$98,050
Loans Payable	167,219
Total Liabilities	265,269
Total Stockholder's Equity/Deficit	(6,200)

Total Liabilities and Stockholder's Equity/Deficit	$259,069

Disclosure: Financials are Preliminary, Unaudited and Company-Prepared by Revolution Desserts, LLC

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